Exhibit 99.1

NEWS RELEASE	CONTACT:	Bradley Krehbiel,
Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. DECLARES PREFERRED STOCK DIVIDEND

AND ANNOUNCES REDEMPTION OF 10,000 SHARES OF PREFERRED STOCK

ROCHESTER, MINNESOTA, April 11, 2014 … HMN Financial, Inc. (HMN or the Company) (NASDAQ: HMNF) today announced that its Board of Directors has declared a dividend of $201.71 per share on the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”). The Preferred Stock was originally issued by HMN to the U.S. Treasury through the Capital Purchase Program established under the Troubled Asset Relief Program. The amount of the dividend represents the accrued and unpaid dividends on the Preferred Stock at the applicable dividend rate (which was 5% per annum to, but excluding, February 15, 2014, and 9% per annum thereafter) for all past dividend periods, compounded quarterly, and for the dividend period ending on May 14, 2014. The dividend is payable on May 15, 2014 to holders of record of the Preferred Stock on April 9, 2014.

HMN also announced that notice had been given to holders of record of the Preferred Stock on April 11, 2014 of the redemption, on a pro rata basis, of 10,000 shares of the 26,000 shares of Preferred Stock outstanding. The effective date of the redemption will be May 15, 2014. Giving effect to the Preferred Stock dividend to be paid on the same date, the redemption price per share will be $1,000.

The Preferred Stock dividend and redemption are being funded through internally available funds generated through a dividend from the Company’s wholly owned subsidiary, Home Federal Savings Bank (the Bank). HMN has requested and received all applicable approvals from regulatory authorities to pay the Preferred Stock dividend and effect the Preferred Stock redemption.

“I am pleased to report the redemption of a portion of our outstanding preferred stock which reflects our improved financial condition,” said Brad Krehbiel, President and CEO of HMN. “The preferred stock has become a relatively expensive form of capital given the recent increase in the dividend rate and we look forward to enjoying the benefits of this partial decrease in the preferred stock dividend amount in future quarters. We will continue to evaluate the potential redemption of additional preferred stock in the future.”

General Information

HMN Financial, Inc. and its wholly owned subsidiary, Home Federal Savings Bank, are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eight full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (2), Spring Valley and Winona; one full service office in Marshalltown, Iowa; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to evaluation of any future redemption of any outstanding preferred stock and the factors upon which such matter is likely to depend. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the future operating results, financial condition, cash flow requirements and capital spending priorities of the company and the Bank, as well as obtaining any required regulatory approval and the availability of internal, and as required external, sources of funding. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Part II, Item 1A of its Quarterly Reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.